Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is dated as of May 12, 2022, by and between BAY MEADOWS STATION 4 INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and MOMENTIVE INC. (formerly known as SurveyMonkey Inc.), a Delaware corporation (“Tenant”).

RECITALS

A. Pursuant to that certain Lease dated as of July 31, 2015 (the “Existing Lease”), Tenant leases certain premises containing approximately 199,338 rentable square feet and comprised of the 1st floor lobby and service areas and the entirety of the 2nd, 3rd, and 4th floors (the “Existing Premises”) in the building located at 3050 South Delaware Street, San Mateo, California and commonly known as Station 4 (the “Building”).

B. Pursuant to that certain Intention to Transfer Notice dated as of March 23, 2022 from Tenant to Landlord and that certain Landlord’s Recapture Notice dated as of April 20, 2022 from Landlord to Tenant, Landlord elected to recapture (i) the entirety of Suites 201 and 202 of the Existing Premises (collectively, the “Phase One Recaptured Space”) and (ii) the entirety of Suite 203 of the Existing Premises (the “Phase Two Recaptured Space”).

C. Effective on the applicable date provided herein, Landlord and Tenant desire to remove the Phase One Recaptured Space and the Phase Two Recaptured Space from the Existing Premises, and to make certain other amendments to the Existing Lease, all subject to, and on the basis of, the terms, covenants and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the agreements of Landlord and Tenant herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals; Effective Date. The provisions of the Recitals above are fully incorporated herein by this reference. Unless otherwise specifically provided herein, all provisions of this First Amendment shall be effective as May 12, 2022 (the “Effective Date”).

2. Definitions. Unless otherwise defined herein or unless the context clearly requires otherwise, all capitalized terms used herein shall have the meaning ascribed to them in the Existing Lease. The Existing Lease, as amended by this First Amendment, is referred to herein as the “Lease.”

3. Phase One Recapture of Existing Premises.

3.1 Phase One Recapture. Landlord and Tenant hereby agree to terminate the Lease with respect to the Phase One Recaptured Space as of 11:59 p.m. on May 12, 2022 (the “Phase One Recapture Date”).

3.2 Liability Under Lease.

(a) After 11:59 p.m. on the Phase One Recapture Date, Landlord and Tenant shall have no further rights, obligations, or claims with respect to each other arising under the Lease as to the Phase One Recaptured Space, except for the indemnification provisions of Paragraphs 4.3, 4.4.1, and 8.5 of the Existing Lease, any other obligation of Tenant under the Existing Lease which by the terms of the Existing Lease expressly survive termination, and any obligation arising under this First Amendment.

(b) Notwithstanding the termination of the Lease with respect to the Phase One Recaptured Space, Landlord and Tenant shall remain liable for any unperformed obligations accrued under the Lease with respect to the Phase One Recaptured Space prior to 11:59 p.m. on the Phase One Recapture Date, but which have not been fulfilled as of 11:59 p.m. on the Phase One Recapture Date, including, without limitation, Tenant’s obligation to pay Landlord for any underpayment of, and Landlord’s obligation to reimburse Tenant for any overpayment of, Tenant’s Proportionate Share of Operating Costs pursuant to Paragraph 7.5 of the Existing Lease.

3.3 Surrender of Phase One Recaptured Space. No later than the Phase One Recapture Date, Tenant shall vacate and surrender the Phase One Recaptured Space in the condition required by Paragraph 36 of the Existing Lease, except as provided in Section 3.5 of this First Amendment. If Tenant fails to surrender the Phase One Recaptured Space in the required condition on or prior to the Phase One Recapture Date, the provisions of Paragraph 26 of the Existing Lease will apply with respect to Tenant’s holdover of the Phase One Recaptured Space. Tenant represents and warrants to Landlord in surrendering the Phase One Recaptured Space that all rights of Tenant thereto and any subtenant or other parties who might have been entitled to occupy all or any portion of the Phase One Recaptured Space through or under Tenant will be terminated as of the Phase One Recapture Date, and that Tenant will surrender the Phase One Recaptured Space to Landlord free of any rights of occupancy earlier created or granted by Tenant or any party through or under Tenant. Tenant further represents and covenants that nothing has been or will be done or suffered whereby any alterations, installations, additions or improvements in and to the Phase One Recaptured Space or any part thereof, have been or will be encumbered in any manner whatsoever, and that Tenant owns and will have the right to surrender the same.

3.4 Modifications Required to Existing Premises. Landlord and Tenant agree that certain Alterations shall be required to the Premises and the Building’s Subterranean Parking Facility to accommodate the leasing to, and occupancy of, the Phase One Recaptured Space and the Phase Two Recaptured Space by future tenants which shall be comprised of (a) a retrofit of the security system within the Building and a transfer of the control of the security system to Landlord as an entirely Base Building System and (b) the separate metering of the utilities servicing the second floor of the Building (collectively, the “Multi-Tenant Alterations”). Landlord shall be responsible for performing the Multi-Tenant Alterations and Tenant shall reimburse Landlord for the actual cost of the security system retrofit described in clause (a) of the immediately preceding sentence; Landlord has previously provided to Tenant a proposal for the security system retrofit, which sets forth the scope and estimated cost of such work.

3.5 Tenant’s FF&E Located in the Phase One Recaptured Space. Notwithstanding the terms of Paragraphs 26 and 36 of Existing Lease and Sections 3.3 and 3.4 of this First Amendment, Landlord is willing to accept the surrender of the Phase One Recaptured Space in the condition existing as of the Effective Date and with the furniture, fixtures and equipment currently located in the Phase One Recaptured Space (“Phase One FF&E”) remaining in the Phase One Recapture Space, subject to the terms and conditions of this Section 3.5. Phase One FF&E shall include the “Connectrac” floor-based power and distribution tracking system located in the Phase One Recaptured Space (“Phase One Connectrac System”). Landlord acknowledges that Tenant desires additional time to determine the disposition of the Phase One FF&E while Landlord seeks a new tenant for the Phase One Recaptured Space and that Tenant desires to offer to sell or convey the Phase One FF&E to such new tenant.

Landlord is willing to accommodate Tenant’s desires provided that Tenant complies with the terms and conditions of this Section 3.5. Landlord shall provide notice to Tenant of Landlord’s entering into a new lease for the Phase One Recaptured Space. Tenant shall have thirty (30) days following receipt of such notice to either (a) enter into an agreement with the new tenant to acquire the Phase One FF&E, in which event title to the Phase One FF&E shall be conveyed to the new tenant within such thirty-day period or (b) remove the Phase One FF&E and repair any damage to the Phase One Recaptured Space resulting from such removal on or before the end of such thirty-day period, including the installation of carpet in the area from which the Phase One Connectrac System was removed that is the same as the existing carpet. If Tenant fails to either convey or remove the Phase One FF&E within such thirty-day period, Tenant shall be deemed to have failed to surrender the Phase One Recaptured Space as of the end of the thirty-day period and Landlord shall thereafter be entitled to charge all Rent for the Phase One Recaptured Space under Paragraph 26 of the Existing Lease as if Tenant was a holdover tenant in the Phase One Recaptured Space until the date Tenant removes the Existing FF&E and performs the repair work described in the immediately preceding sentence and as required under the Lease, notwithstanding Landlord’s prior recapture as of the Phase One Recapture Date. Landlord shall not at any time be deemed to hold any right, title or interest in the Phase One FF&E and Tenant shall continue to insure the Phase One FF&E.

3.6 Tenant’s Personal Property located in Lobby. As of the Effective Date, Tenant hereby transfers and conveys to Landlord all of Tenant’s right, title and interest in the decorative wall installation, which includes a “lite brite” feature, located in the lobby behind the reception desk (the “Lobby Wall Installation”).

4. Phase Two Recapture of the Premises.

4.1 Phase Two Recapture. Landlord and Tenant acknowledge that the Phase Two Recaptured Space is currently subject to a sublease agreement, which sublease agreement terminates on December 31, 2023, subject to the right of the subtenant to extend the sublease term for a period of one (1) year. Landlord and Tenant hereby agree to terminate the Lease with respect to the Phase Two Recaptured Space as of the date of expiration of such sublease agreement (the “Phase Two Recapture Date”).

4.2 Liability Under Lease.

(a) After 11:59 p.m. on the Phase Two Recapture Date, Landlord and Tenant shall have no further rights, obligations, or claims with respect to each other arising under the Lease as to the Phase Two Recaptured Space, except for the indemnification provisions of Paragraphs 4.3, 4.4.1, and 8.5 of the Existing Lease, any other obligation of Tenant under the Existing Lease which by the terms of the Existing Lease expressly survive termination, and any obligation arising under this First Amendment.

(b) Notwithstanding the termination of the Lease with respect to the Phase Two Recaptured Space, Landlord and Tenant shall remain liable for any unperformed obligations accrued under the Lease with respect to the Phase Two Recaptured Space prior to 11:59 p.m. on the Phase Two Recapture Date, but which have not been fulfilled as of 11:59 p.m. on the Phase Two Recapture Date, including, without limitation, Tenant’s obligation to pay Landlord for any underpayment of, and Landlord’s obligation to reimburse Tenant for any overpayment of, Tenant’s Proportionate Share of Operating Costs pursuant to Paragraph 7.5 of the Existing Lease.

4.3 Surrender of Phase Two Recaptured Space. No later than the Phase Two Recapture Date, Tenant shall vacate and surrender the Phase Two Recaptured Space in the condition required by Paragraph 36 of the Existing Lease, except as provided in Section 4.4 of this First Amendment. If Tenant fails to surrender the Phase Two Recaptured Space in the required condition on or prior to the Phase Two Recapture Date, the provisions of Paragraph 26 of the Existing Lease will apply with respect to Tenant’s holdover of the Phase Two Recaptured Space. Tenant represents and warrants to Landlord in surrendering the Phase Two Recaptured Space that all rights of Tenant thereto and any subtenant or other parties who might have been entitled to occupy all or any portion of the Phase Two Recaptured Space through or under Tenant will be terminated as of the Phase Two Recapture Date, and that Tenant will surrender the Phase Two Recaptured Space to Landlord free of any rights of occupancy earlier created or granted by Tenant or any party through or under Tenant. Tenant further represents and covenants that nothing has been or will be done or suffered whereby any alterations, installations, additions or improvements in and to the Phase Two Recaptured Space or any part thereof, have been or will be encumbered in any manner whatsoever, and that Tenant owns and will have the right to surrender the same.

4.4 Tenant’s FF&E Located in the Phase Two Recaptured Space. Notwithstanding the terms of Paragraphs 26 and 36 of Existing Lease and Section 4.3 of this First Amendment, Landlord may be willing to accept the surrender of the Phase Two Recaptured Space with the furniture, fixtures and equipment currently located in the Phase Two Recaptured Space (the “Phase Two FF&E”) remaining in the Phase Two Recaptured Space, subject to the terms and conditions of this Section 4.4. Phase Two FF&E shall include the “Connectrac” floor-based power and distribution tracking system located in the Phase One Recaptured Space (“Phase Two Connectrac System”). Landlord acknowledges that Tenant may desire to convey the Phase Two FF&E to a new tenant of the Phase Two Recaptured Space and Tenant acknowledges that the new tenant may desire to accept the Phase Two Recaptured Space with some or all of the Phase Two FF&E remaining in exchange for the payment of some or no consideration. Landlord shall provide notice to Tenant of Landlord’s entering into a new lease for the Phase Two Recaptured Space. Tenant shall have thirty (30) days following such notice to enter into an agreement with the new tenant (if any) for such new tenant to acquire some or all of the Phase Two FF&E, in which event title to such Phase Two FF&E shall be conveyed to such new tenant. If Tenant is unable or unwilling to reach an agreement with such new tenant to convey some or all the Phase Two FF&E, then Tenant shall remove the Phase Two FF&E (or portion thereof not conveyed to the new tenant) and repair any damage to the Phase Two Recaptured Space resulting from such removal on or before the expiration or earlier termination of the Lease, including the installation of carpet in the area from which the Phase Two Connectrac System was removed that is the same as the existing carpet. If Tenant fails to either convey or remove the Phase Two FF&E in accordance with this Section 4.4, Tenant shall be deemed to have failed to surrender the Phase Two Recaptured Space as of the expiration or earlier termination of the Lease and Landlord shall thereafter be entitled to charge all Rent for the Phase Two Recaptured Space under Paragraph 26 of the Existing Lease as if Tenant was a holdover tenant in the Phase Two Recaptured Space until the date Tenant removes the Phase Two FF&E and performs the repair work described in the immediately preceding sentence and as required under the Lease, notwithstanding Landlord’s prior recapture as of the Phase Two Recapture Date. Landlord shall not at any time be deemed to hold any right, title or interest in the Phase Two FF&E and Tenant shall continue to insure the Phase Two FF&E.

5. Phase One Recapture Amendments to Lease.

5.1 Premises. Effective as of 11:59 p.m. on the Phase One Recapture Date and continuing until the Phase Two Recapture Date, the definition of “Premises” in the Basic Lease Information of the Existing Lease shall be deleted in its entirety and replaced with the following:

Premises:

Approximately 147,711 rentable square feet comprised of a portion of the 2nd floor and known as Suite 203 and the entirety of the 3rd and 4th floors of the Building, as depicted with shading on Exhibit A-2.

5.2 Base Rent. Effective as of the Phase One Recapture Date and continuing until the Phase Two Recapture Date, Tenant shall pay Base Rent for the Premises in accordance with the following:

Period	Base Monthly Rent/Sq. Ft.	Monthly Base Rent
May 13, 2022 – December 31, 2022	$4.87	$719,352.57
January 1, 2023 to December 31, 2023	$5.02	$741,509.22
January 1, 2024 to December 31, 2024 (if applicable; i.e., Tenant’s subtenant of the Phase Two Recaptured Space exercises the sublease extension option)	$5.18	$765,142.98

5.3 Tenant’s Proportionate Share. Effective as of the Phase One Recapture Date and continuing under the Phase Two Recapture Date, the definition of “Tenant’s Proportionate Share” in the Basic Lease Information of the Existing Lease shall be deleted in its entirety and replaced with the following:

Tenant’s Proportionate Share:

74.10%, except with respect to certain Cost Pools for which other tenants of the Building or the Project shall contribute and for which Tenant’s Proportionate Share shall be 69.94%, as more fully described in Paragraph 7.3.

5.4 Parking. Effective as of the Phase One Recapture Date, the definition of “Parking” in the Basic Lease Information of the Existing Lease shall be deleted and replaced with the following:

Parking:

3 parking spaces per 1,000 rentable square feet of the Premises shall be provided in the subterranean parking facilities under the parcel of land upon which the Building is constructed (the “Building’s Subterranean Parking Facility”) as depicted on Exhibit A-5.

5.5 Common Area Maintenance. Effective as of the Phase One Recapture Date, Landlord’s obligation to maintain the Common Areas shall include the obligation to maintain the restrooms located within the Common Areas and, accordingly, clause (f) of Section 10.1 of the Existing Lease shall be deleted in its entirety and replaced with the following: “(f) the pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, lighting systems, and restrooms in the Common Areas (including the Parking Facilities)”.

5.6 Parking Rights. Effective as of the Phase One Recapture Date, Paragraph 37.1 of the Existing Lease shall be deleted in its entirety and replaced with the following:

37.1 Parking Rights. Tenant and Tenant Parties shall have the right to use the number of parking spaces specified in the Basic Lease Information for passenger-size automobiles on an unreserved, nonexclusive, first come, first served basis in the Building’s Subterranean Parking Facility, provided, however, that Tenant and Tenant Parties shall have exclusive use of the parking spaces for which Tenant has installed electric vehicle charging stations and Tenant shall install signage for such parking spaces identifying such exclusive use. Such signage shall be subject to the terms and conditions of the Lease applicable to Tenant’s signs, including the provisions of Paragraph 13. The parking rights granted under this Paragraph 37 are personal to Tenant and are not transferable except in connection with a Transfer of the Lease. Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all parking spaces shall immediately terminate. Tenant and the other Tenant Parties shall not interfere with the rights of Landlord or others entitled to similar use of the Parking Facilities.

5.7 Common Areas. Effective as of the Phase One Recapture Date, the portions of the Building depicted with shading on Exhibit A-4 shall become part of the Common Areas.

5.8 Lobby Wall Installation. Following the Phase One Recapture Date, Landlord will maintain the Lobby Wall Installation as part of the Common Areas for so long as the Lobby Wall Installation remains in the lobby. If Wall Installation is at any time or from time to time made available by Landlord to the tenants of the Building for tenant signage, Tenant will have the right to utilize an area of the “light bright” feature of the Lobby Wall Installation based on its then Tenant’s Proportionate Share for installation of a Tenant’s sign. Such signage shall be subject to the terms and conditions of the Lease applicable to Tenant’s signs, including the provisions of Paragraph 13.

5.9 Lobby Staffing. If, at any time, Landlord elects, in its sole discretion, to not provide staffing in the first floor lobby during business hours for the purpose of greeting and directing invitees of the tenants of the Building, Tenant shall have the right to place in the lobby of the Building an iPad (or other similar check-in device using a similar technology platform) to facilitate the check-in of its invitees.

6. Phase Two Recapture Amendments.

6.1 Premises. Effective as of 11:59 p.m. on the Phase Two Recapture Date, the definition of “Premises” in the Basic Lease Information of the Existing Lease shall be deleted in its entirety and replaced with the following:

Premises:	Approximately 133,137 rentable square feet comprised of the entirety of the 3rd and 4th floors of the Building, as depicted with shading on Exhibit A-3.

6.2 Base Rent. Effective as of the Phase Two Recapture Date, Tenant shall pay Base Rent for the Premises in accordance with the following:

Period	Base Monthly Rent/Sq. Ft.	Monthly Base Rent
January 1, 2024 to December 31, 2024 (if applicable; i.e., Tenant’s subtenant of the Phase Two Recaptured Space does not exercise the sublease extension option)	$5.18	$689,649.66
January 1, 2025 to December 31, 2025	$5.34	$710,951.58
January 1, 2026 to December 31, 2026	$5.51	$733,584.87
January 1, 2027 to December 31, 2027	$5.68	$756,218.16
January 1, 2028 to Expiration Date	$5.86	$780,182.82
First Extension Term	As determined pursuant to Paragraph 3.3
Second Extension Term	As determined pursuant to Paragraph 3.3

6.3 Tenant’s Proportionate Share. Effective as of the Phase Two Recapture Date, the definition of “Tenant’s Proportionate Share” in the Basic Lease Information of the Existing Lease shall be deleted in its entirety and replaced with the following:

Tenant’s Proportionate Share:

66.79%, except with respect to certain Cost Pools for which other tenants of the Building or the Project shall contribute and for which Tenant’s Proportionate Share shall be 63.04%, as more fully described in Paragraph 7.3.

7. Disclosure Regarding Certified Access Specialist. Tenant acknowledges that the Premises have not been inspected by a Certified Access Specialist (“CASp”) for purposes of California Civil Code Section 1938 and in accordance with said Section 1938, Landlord hereby discloses as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Tenant shall not conduct or arrange for any CASp inspection without first obtaining Landlord’s written consent to the scope of any inspection or report to be issued. Tenant agrees to be solely responsible for the cost of such CASp inspection and to not disclose the results thereof without the written consent of Landlord.

8. Exhibits. As of the Effective Date, Exhibit A of the Existing Lease is attached for the sole purpose of depicting the Building as provided in the Basic Lease Information and is replaced for the purposes described in this First Amendment with the following exhibits, which are attached hereto and incorporated into and made a part of the Lease.

Exhibit A-2 Depiction of Premises as of the Phase One Recapture Date
Exhibit A-3 Depiction of Premises as of the Phase Two Recapture Date
Exhibit A-4 Depiction of Certain Common Areas
Exhibit A-5 Depiction of Building’s Subterranean Parking Facility

9. Expansion Option. Landlord and Tenant acknowledge that the Tenant’s Expansion Option granted pursuant to Paragraph 42 of the Existing Lease terminated prior to the Effective Date of this First Amendment. Paragraph 42 of the Existing Lease is deleted in its entirety.

10. Options to Extend. Landlord and Tenant agree that the Options to Extend granted pursuant to Paragraph 3.3 of the Existing Lease remain in full force and effect as of the Effective Date.

11. Tenant’s Certification. Tenant hereby certifies to Landlord that, as of the execution and delivery of this First Amendment by Tenant to Landlord, to Tenant’s knowledge, (a) there are no existing defenses against the enforcement of any of the obligations of Tenant under the Existing Lease, (b) Landlord is not in default under the Existing Lease by reason of its failure to perform any obligations thereunder, and (c) there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default.

12. Landlord’s Certification; Lender Consent. Landlord hereby certifies to Tenant that, as of the execution and delivery of this First Amendment by Landlord to Tenant, to Landlord’s knowledge, (a) there are no existing defenses against the enforcement of any of the obligations of Landlord under the Existing Lease, (b) Tenant is not in default under the Existing Lease by reason of its failure to perform any obligations thereunder, and (c) there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Landlord to any such defenses or constitute or result in such a default. Landlord acknowledges that, at Landlord’s request, Tenant provided a Tenant Estoppel Certificate to Deutsche Bank AG (“Agent”) pursuant to which Tenant agreed that any material amendment of the Existing Lease shall be null and void unless Agent has consented to such amendment in writing. Landlord certifies to Tenant that it has obtained the written consent of Agent to this First Amendment.

13. Real Estate Brokers. Tenant represents and warrants that Tenant has not had any dealings with any broker in connection with the negotiation or execution of this First Amendment other than Cresa (“Tenant’s Broker”). Tenant shall be responsible for any commission or other compensation due Tenant’s Broker. Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all costs (including attorneys’ fees), expenses or liability for commissions or other compensation claimed by Tenant’s Broker or any other broker or agent claiming to have had dealings with Tenant in connection with this First Amendment.

14. Miscellaneous.

14.1 Ratification. Except as modified by this First Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and are hereby ratified and confirmed.

14.2 Conflict. To the extent the terms of the Existing Lease and this First Amendment are inconsistent, the terms of this First Amendment shall control.

14.3 Interpretation. The captions of the Sections of this First Amendment are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of any Section of this First Amendment. The provisions of this First Amendment shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party. When required by the contents of this First Amendment, the singular includes the plural. Wherever the term “including” is used in this First Amendment, it shall be interpreted as meaning “including, but not limited to,” the matter or matters thereafter enumerated.

14.4 No Offer. The submission of this First Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this First Amendment shall not become effective as an amendment to the Existing Lease unless and until it has been executed and delivered by both Landlord and Tenant.

14.5 Time of the Essence. Time is of the essence for each and every provision of this First Amendment.

14.6 Entire Agreement. This First Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Existing Lease as hereby amended, and this First Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

14.7 Authority. Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

14.8 Counterparts. This First Amendment may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This First Amendment may be executed by a party’s signature transmitted by electronic mail in portable document format (“pdf”) or through an electronic signature/online signature service such as “DocuSign”, and copies of this First Amendment executed and delivered by means of pdf signatures or by DocuSign or similar service shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon pdf signatures as if such signatures were originals. Upon request by either party, any party executing and delivering this First Amendment by pdf shall promptly thereafter deliver a counterpart of this First Amendment containing said party’s original signature. All parties hereto agree that a pdf signature page may be introduced into evidence in any proceeding arising out of or related to this First Amendment as if it were an original signature page.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed on the dates set forth below.

Landlord: BAY MEADOWS STATION 4 INVESTORS, LLC, a Delaware limited liability company By: /s/ Kristin Paul Name: Kristin Paul Title: Managing Director Date of Execution: June 30, 2022	Tenant: MOMENTIVE INC., a Delaware corporation By: /s/Christopher Afarian Name: Christopher Afarian Title: VP, Treasurer By: Name: Title: Date of Execution: June 30, 2022